Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media) (856) 968-4390 Jennifer Driscoll (Analysts) (856) 342-6081
CAMPBELL REPORTS THIRD-QUARTER RESULTS
Adjusted Net Earnings Per Share Increased 13 Percent
CAMDEN, N.J., May 24, 2010—Campbell Soup Company (NYSE: CPB) today reported its fiscal 2010 third-quarter results.
Third-Quarter Summary
•	Sales Increased 7 Percent to $1.802 Billion

•	U.S. Soup Sales Increased 2 Percent on Volume Gains of 5 Percent; U.S. Beverages Sales Increased 13 Percent

•	Continued Gross Margin Improvement Driven by Increased Productivity

•	Campbell Expects Full-Year Adjusted Net Earnings Per Share Growth at the High End of Range of 9 to 11 Percent
     Net earnings for the quarter ended May 2, 2010, were $168 million, or $0.49 per share, compared with $174 million, or $0.49, in the prior year. Excluding all items impacting comparability in both periods, adjusted net earnings rose 9 percent to $186 million compared with $171 million in the prior year’s quarter, and adjusted net earnings per share grew 13 percent to $0.54 in the current quarter compared with $0.48 in the year-ago quarter. The current quarter’s reported net earnings included adjustments related to the previously announced restructuring program and a deferred tax expense related to the enactment of U.S. health care legislation in March 2010. A detailed reconciliation of current and prior-year adjusted financial information to the reported information is included at the end of this news release.

     Douglas R. Conant, Campbell’s President and CEO, said, “We delivered another quarter of strong adjusted earnings growth, driven by an improvement in volume trends, coupled with continued gains from productivity and favorable currency. Our U.S. beverages and sauces businesses had an outstanding quarter with strong top- and bottom-line performance, led by ‘V8 V-Fusion’ juices and ‘Prego’ and ‘Pace’ sauces. In addition, U.S. soup delivered strong volume gains, particularly in ready-to-serve soups. The promotional plans we executed in the third quarter drove volume growth in all formats—condensed, ready-to-serve and broth. We also were pleased with the earnings growth of our Baking and Snacking segment, led by Pepperidge Farm.
     “Importantly, our products used to prepare meals at home continued to resonate with consumers. Meal makers—which include condensed cooking soups, broth and sauces—are crucial to how we will compete and win in the simple meals category.”
     Conant concluded, “Based on our third-quarter performance and outlook for the remainder of the year, we expect adjusted net earnings per share growth to be at the high end of our range.”
Fiscal 2010 Guidance
     Campbell expects sales growth of 2.5 to 3.5 percent, adjusted earnings growth before interest and taxes (EBIT) of 6 to 7 percent and adjusted net earnings per share growth (EPS) at the high end of the 9- to 11-percent range from the fiscal 2009 adjusted base of $2.21. This guidance includes the anticipated impact of currency translation.
Third-Quarter Results
     For the third quarter, sales increased 7 percent to $1.802 billion. The increase in sales reflected the following factors:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency added 5 percent
Third-Quarter Financial Details
▪	Gross margin was 41.2 percent, compared with 40.6 percent a year ago. The prior year included $6 million of costs related to initiatives to improve operational efficiency and long-term profitability, as well as a favorable net adjustment of $11 million related to commodity hedging. After adjusting for these items, the gross margin percentage for the prior-year quarter was 40.3 percent. The increase in gross margin percentage was primarily due to productivity improvements, partly offset by promotional spending.
▪	Marketing and selling expenses increased to $252 million compared with $246 million in the prior year, primarily due to the impact of currency and increased selling expenses, partially offset by lower advertising and consumer promotion costs. Lower advertising costs reflected a reduction in media rates and a shift of resources to trade promotion in many businesses compared with the year-ago quarter.

▪	Administrative expenses were $156 million versus $129 million in the prior-year quarter, primarily due to higher employee benefit costs, including equity-related benefit expenses and pension costs, and the impact of currency.

▪	EBIT was $292 million compared with $286 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT was $304 million in the current quarter and $281 million in the prior-year quarter. Adjusted EBIT increased 8 percent primarily due to improved gross margin performance, higher sales and the impact of currency, partially offset by increased administrative expenses.
Nine-Month Results
     Net earnings for the first nine months were $731 million, or $2.09 per share, compared with $667 million, or $1.83 per share, in the year-ago period. Excluding all items impacting comparability in both periods, adjusted net earnings per share increased by 13 percent.
     For the first nine months of fiscal 2010, sales were $6.158 billion, an increase of 2 percent over the year-ago period. The change in sales for the period reflected the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 2 percent
▪	Increased promotional spending subtracted 2 percent

▪	Currency added 3 percent
Year-to-Date Financial Details
▪	Gross margin was 41.2 percent, compared with 39.5 percent a year ago. The prior year included $21 million of costs related to initiatives to improve operational efficiency and long-term profitability and $14 million of unrealized losses on commodity hedges. After adjusting for these items, the gross margin percentage for the prior year was 40.1 percent. The increase in gross margin percentage was primarily due to productivity improvements, partially offset by cost inflation.

▪	Marketing and selling expenses decreased $31 million to $837 million, primarily due to lower advertising and other marketing expenses, partially offset by the impact of currency.

▪	Administrative expenses were $438 million versus $407 million in the year-ago period, primarily due to higher benefit costs and the impact of currency.

▪	EBIT was $1.161 billion compared with $1.040 billion in the prior year. Excluding items impacting comparability in both years, adjusted EBIT was $1.173 billion in the current year versus $1.075 billion in the year-ago period. Adjusted EBIT increased 9 percent primarily due to improved gross margin performance, the impact of currency and lower advertising expenses, partially offset by lower sales volumes and increased administrative expenses.

▪	Cash flow from operations was $859 million compared with $806 million in the year-ago period. The current-year cash flow reflected improvements in working capital and higher earnings, partly offset by a $260 million contribution to Campbell’s U.S. pension plan.

▪	Year-to-date, Campbell repurchased 9 million shares for $315 million under its strategic share repurchase program announced in

June 2008 and the company’s ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.
Summary of Fiscal 2010 Third-Quarter and Year-to-Date Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $848 million for the third quarter, an increase of 5 percent compared with a year ago. The change in sales reflected the following factors:
▪	Volume and mix added 8 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 4 percent
     Soup sales for the quarter increased 2 percent, as 5-percent volume growth was partly offset by increased promotional spending.
▪	Sales of “Campbell’s” condensed cooking and eating soups decreased 1 percent, as increased promotional spending more than offset volume gains.

▪	Sales of ready-to-serve soups increased 4 percent, an improvement from the first half of the fiscal year. Strong volume gains in “Chunky” and “Select Harvest” canned soups more than offset increased promotional spending and declines in microwavable varieties.

▪	Broth sales increased 9 percent.
     Beverage sales increased 13 percent driven by volume gains.
▪	“V8 V-Fusion” juice sales increased significantly due to increased advertising and promotional activity and successful new item launches.

▪	Sales of “V8” vegetable juice and “V8 Splash” juice drinks rose as both benefitted from increased promotional activity.
     Sauces sales improved reflecting good gains in “Prego” pasta sauce and double-digit growth in “Pace” Mexican sauce.

     Operating earnings were $214 million, compared with $195 million in the prior-year period. The increase in operating earnings was primarily due to higher sales and improved gross margin performance.
     For the first nine months, U.S. Soup, Sauces and Beverages sales decreased 2 percent to $3.056 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 2 percent
     For the first nine months, U.S. soup sales declined 4 percent due to a 10-percent decrease in ready-to-serve soups. Sales of condensed soup fell 1 percent, with an increase in cooking varieties more than offset by a decline in eating varieties. Broth sales increased 2 percent.
     Operating earnings were $804 million, compared with $779 million in the year-ago period. The increase in operating earnings was due to improved gross margin performance and lower advertising expense, partially offset by lower sales.
Baking and Snacking
     Sales for Baking and Snacking were $477 million in the third quarter, an increase of 11 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency added 9 percent

▪	Acquisitions added 1 percent
     Further details of sales results included the following:
▪	Sales of Pepperidge Farm increased primarily due to the acquisition of Ecce Panis, Inc. and gains in the cookies and crackers business.
๐	Excluding the acquisition of Ecce Panis, sales from the bakery business were comparable to the prior year, as volume increases were mostly offset by increased promotional spending.

๐	In the cookies and crackers business, sales increased, reflecting the continued solid growth of “Goldfish” snack crackers, partly offset by a decline in cookies.
▪	In Australia, sales increased due to currency and continued growth in Arnott’s, led by chocolate snacks, partially offset by declines in both savory and sweet biscuit products.
     Operating earnings were $76 million, compared with $57 million in the prior-year period. The prior-year quarter included $1 million in costs related to the restructuring program. The increase in operating earnings was due to the favorable impact of currency and margin growth in Pepperidge Farm.
     For the first nine months, sales increased 8 percent to $1.496 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency added 7 percent

▪	Acquisitions added 1 percent
     Operating earnings were $249 million, compared with $193 million in the year-ago period. The prior-year period included $3 million in costs related to the restructuring program. The increase in operating earnings was due to the favorable impact of currency and margin growth in both Pepperidge Farm and Arnott’s.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $331 million for the third quarter, an increase of 11 percent compared with a year ago. The change in sales reflected the following factors:
▪	Volume and mix subtracted 2 percent

▪	Currency added 13 percent
     Further details of sales results included the following:
▪	In Europe, sales increased primarily due to currency and higher sales in Germany, partly offset by lower sales in France.

▪	In Asia Pacific, sales increased primarily due to currency.

▪	In Canada, sales increased due to currency, partially offset by lower soup sales.
     Operating earnings were $37 million, compared with $29 million in the year-ago period. The increase in operating earnings was due to the favorable impact of currency and margin growth in Europe, partly offset by declines in Canada.
     For the first nine months, sales increased 7 percent to $1.142 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency added 9 percent

▪	Divestitures subtracted 1 percent
     Excluding the impact of currency and divestitures, declines in Europe and Canada were partly offset by gains in Asia Pacific.
     Operating earnings were $155 million, compared with $117 million in the year-ago period. The increase in operating earnings was primarily driven by the favorable impact of currency and growth in Europe.
North America Foodservice
     Sales were $146 million for the third quarter, a decrease of 3 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 5 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 3 percent
     Sales declined primarily due to continued weakness in the food service sector.
     There was an operating loss of $3 million compared with a $13 million gain in the prior-year quarter. The current quarter included a $12 million restructuring charge, while the prior-year quarter included $5 million in restructuring-related costs. The remaining decrease was primarily due to lower sales.
     For the first nine months, sales were $464 million compared with $476 million in the year-ago period. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 4 percent

▪	Increased promotional spending subtracted 1 percent
▪	Currency added 2 percent
     Operating earnings were $40 million, compared with $34 million in the prior period. The current year included a $12 million restructuring charge, while the prior-year period included $18 million in restructuring-related costs. Excluding these items, operating earnings were comparable to a year ago.
Unallocated Corporate Expenses
     Unallocated corporate expenses increased to $32 million in the current quarter from $8 million a year ago. The prior year included a favorable net adjustment of $11 million related to commodity hedging. The remaining increase was primarily due to higher equity-related benefit costs. Unallocated expenses for the first nine months were $87 million versus $83 million in the prior year. The prior year included $14 million of unrealized losses on commodity hedges. The remaining increase was primarily due to higher equity-related benefit costs.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2010 and 2009 financial information to the reported financial information is attached to this news release.
Conference Call
     Campbell will host a conference call to discuss these results on May 24, 2010, at 10:00 a.m. Eastern Daylight Time. U.S. participants may access the call at 1-866-238-1640 and non-U.S. participants at 1-703-639-1161. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight June 7, 2010, at 1-888-266-2081 or 1-703-925-2533. The access code is 1457585.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:

     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth, stock and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, “Campbell’s” tomato juice, and “Wolfgang Puck” soups, stocks and broths.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail and “Arnott’s” biscuits in Australia and Asia Pacific.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.
     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the risks associated with portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 2,	May 3,
	2010	2009

Net sales	$1,802	$1,686

Costs and expenses
Cost of products sold	1,059	1,001
Marketing and selling expenses	252	246
Administrative expenses	156	129
Research and development expenses	31	27
Other expenses / (income)	-	(3)
Restructuring charges	12	-

Total costs and expenses	1,510	1,400

Earnings before interest and taxes	292	286
Interest, net	27	26

Earnings before taxes	265	260

Taxes on earnings	97	86

Net earnings	$168	$174

Per share - basic
Net earnings	$.49	$.49

Dividends	$.275	$.25

Weighted average shares outstanding - basic	339	350

Per share - assuming dilution
Net earnings	$.49	$.49

Weighted average shares outstanding
- assuming dilution	342	351

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of the previously reported basic net earnings per share of $.01 for the third quarter of fiscal 2009. There was no change to the previously reported diluted net earnings per share for the third quarter of fiscal 2009.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. In fiscal 2009, the company recorded pre-tax restructuring-related costs in cost of products sold of $6 ($4 after tax or $.01 per share) related to the previously announced initiatives.
In fiscal 2010, the company recorded deferred tax expense of $10, or $.03 per share, due to the enactment of U.S. health care legislation in March 2010.
In fiscal 2009, the company recognized in cost of products sold an $11 ($7 after tax or $.02 per share) favorable net adjustment on commodity hedge positions.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 2,	May 3,
	2010	2009

Net sales	$6,158	$6,058

Costs and expenses
Cost of products sold	3,621	3,665
Marketing and selling expenses	837	868
Administrative expenses	438	407
Research and development expenses	88	83
Other expenses / (income)	1	(5)
Restructuring charges	12	-

Total costs and expenses	4,997	5,018

Earnings before interest and taxes	1,161	1,040
Interest, net	80	83

Earnings before taxes	1,081	957

Taxes on earnings	350	294

Earnings from continuing operations	731	663
Earnings from discontinued operations	-	4

Net earnings	$731	$667

Per share - basic
Earnings from continuing operations	$2.11	$1.84
Earnings from discontinued operations	-	.01

Net earnings	$2.11	$1.85

Dividends	$.80	$.75

Weighted average shares outstanding - basic	341	354

Per share - assuming dilution
Earnings from continuing operations	$2.09	$1.82
Earnings from discontinued operations	-	.01

Net earnings	$2.09	$1.83

Weighted average shares outstanding
- assuming dilution	344	357

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of the previously reported basic earnings per share from continuing operations and net earnings of $.03 and of the previously reported diluted earnings per share from continuing operations and net earnings of $.02 for the nine-month period ended May 3, 2009. There was no change to the basic and diluted earnings per share from discontinued operations for the nine-month period ended May 3, 2009.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. In fiscal 2009, the company recorded pre-tax restructuring-related costs in cost of products sold of $21 ($14 after tax or $.04 per share) related to the previously announced initiatives.
In fiscal 2010, the company recorded deferred tax expense of $10, or $.03 per share, due to the enactment of U.S. health care legislation in March 2010.
In fiscal 2009, the company recognized expense of $14 ($9 after tax or $.03 per share) in cost of products sold related to unrealized losses on commodity hedges.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 2,	May 3,	Percent
	2010	2009	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$848	$808	5%
Baking and Snacking	477	431	11%
International Soup, Sauces and Beverages	331	297	11%
North America Foodservice	146	150	(3)%

Total sales	$1,802	$1,686	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$214	$195
Baking and Snacking	76	57
International Soup, Sauces and Beverages	37	29
North America Foodservice	(3)	13

Total operating earnings	324	294
Unallocated corporate expenses	(32)	(8)

Earnings before interest and taxes	292	286
Interest, net	(27)	(26)
Taxes on earnings	(97)	(86)

Net earnings	$168	$174

Per share - assuming dilution
Net earnings	$.49	$.49

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. There was no change to the previously reported diluted net earnings per share for the third quarter of fiscal 2009.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. The restructuring charges were recognized in the North America Foodservice segment. In fiscal 2009, the company recorded pre-tax restructuring-related costs in cost of products sold of $6 ($4 after tax or $.01 per share) related to the previously announced initiatives. The restructuring-related costs were recognized in the following segments: North America Foodservice - $5 and Baking and Snacking - $1.
In fiscal 2010, the company recorded deferred tax expense of $10, or $.03 per share, due to the enactment of U.S. health care legislation in March 2010.
In fiscal 2009, the company recognized in cost of products sold an $11 ($7 after tax or $.02 per share) favorable net adjustment on commodity hedge positions. The favorable net adjustment is included in Unallocated corporate expenses.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 2,	May 3,	Percent
	2010	2009	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,056	$3,134	(2)%
Baking and Snacking	1,496	1,380	8%
International Soup, Sauces and Beverages	1,142	1,068	7%
North America Foodservice	464	476	(3)%

Total sales	$6,158	$6,058	2%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$804	$779
Baking and Snacking	249	193
International Soup, Sauces and Beverages	155	117
North America Foodservice	40	34

Total operating earnings	1,248	1,123
Unallocated corporate expenses	(87)	(83)

Earnings before interest and taxes	1,161	1,040
Interest, net	(80)	(83)
Taxes on earnings	(350)	(294)

Earnings from continuing operations	731	663
Earnings from discontinued operations	-	4

Net earnings	$731	$667

Per share - assuming dilution
Earnings from continuing operations	$2.09	$1.82
Earnings from discontinued operations	-	.01

Net earnings	$2.09	$1.83

In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of the previously reported diluted earnings per share from continuing operations and net earnings of $.02 for the nine-month period ended May 3, 2009. There was no change to the diluted earnings per share from discontinued operations for the nine-month period ended May 3, 2009.
In fiscal 2010, the company recorded pre-tax restructuring charges of $12 ($8 after tax or $.02 per share) for pension benefit costs associated with the initiatives announced in April 2008 to improve operational efficiency. The restructuring charges were recognized in the North America Foodservice segment. In fiscal 2009, the company recorded pre-tax restructuring-related costs in cost of products sold of $21 ($14 after tax or $.04 per share) related to the previously announced initiatives. The restructuring-related costs were recognized in the following segments: North America Foodservice - $18 and Baking and Snacking - $3.
In fiscal 2010, the company recorded deferred tax expense of $10, or $.03 per share, due to the enactment of U.S. health care legislation in March 2010.
In fiscal 2009, the company recognized expense of $14 ($9 after tax or $.03 per share) in cost of products sold related to unrealized losses on commodity hedges. The losses are included in Unallocated corporate expenses.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	May 2,	May 3,
	2010	2009

Current assets	$1,431	$1,448

Plant assets, net	1,995	1,812

Intangible assets, net	2,457	2,292

Other assets	103	290

Total assets	$5,986	$5,842

Current liabilities	$2,114	$1,633

Long-term debt	1,542	1,954

Other liabilities	1,234	1,122

Total equity	1,096	1,133

Total liabilities and equity	$5,986	$5,842

Total debt	$2,487	$2,582

Cash and cash equivalents	$80	$61

Certain reclassifications were made to prior year amounts to conform with the current year presentation.

Reconciliation of GAAP and Non-GAAP Financial Measures
Third Quarter Ended May 2, 2010
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results if these transactions are excluded.
The following items impacted gross margin and/or earnings:
(1)
In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the third quarter of fiscal 2010, the company recorded pre-tax restructuring charges of $12 million ($8 million after tax or $0.02 per share) for pension benefit costs related to these initiatives. In the third quarter of fiscal 2009, the company recorded expenses of $6 million ($4 million after tax or $0.01 per share) in cost of products sold. The year-to-date impact in fiscal 2009 was $21 million of expenses ($14 million after tax or $0.04 per share) recorded in cost of products sold. For the full year ended August 2, 2009, the expenses recorded in cost of products sold related to these initiatives were $22 million ($15 million after tax or $0.04 per share).

(2)
In the third quarter of fiscal 2010, the company recorded deferred tax expense of $10 million ($0.03 per share) due to the enactment of U.S. health care legislation in March 2010. The law changed the tax treatment of subsidies to companies that provide prescription drug benefits to retirees. Accordingly, the company recorded the non-cash charge to reduce the value of the deferred tax asset associated with the subsidy.

(3)
In the third quarter of fiscal 2009, the company recognized in cost of products sold an $11 million ($7 million after tax or $0.02 per share) favorable net adjustment on commodity hedge positions. The aggregate year-to-date impact in fiscal 2009 was $14 million ($9 million after tax or $0.03 per share) of unrealized losses. The aggregate full year fiscal 2009 impact from unrealized gains and losses on open commodity hedges was not material. During fiscal 2010, unrealized gains and losses on commodity hedging were not material.

(4)	In the second quarter of fiscal 2009, the company recorded a $4 million tax benefit ($0.01 per share) in discontinued operations related to the sale of the Godiva Chocolatier business.
(5)
In the fourth quarter of fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 million ($47 million after tax or $0.13 per share) was recorded in other expenses/(income) related to certain European trademarks, primarily in Germany and the Nordic region, used in the International Soup, Sauces and Beverages segment.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:
(millions, except per share amounts)

	Third Quarter
	May 2, 2010	May 3, 2009	% Change
Gross margin, as reported	$743	$685
Deduct: Net adjustment on commodity hedges (3)	-	(11)
Add: Restructuring related costs (1)	-	6

Adjusted Gross margin	$743	$680	9%

Adjusted Gross margin percentage	41.2%	40.3%

Earnings before interest and taxes, as reported	$292	$286
Deduct: Net adjustment on commodity hedges (3)	-	(11)
Add: Restructuring charges and related costs (1)	12	6

Adjusted Earnings before interest and taxes	$304	$281	8%

Interest, net, as reported	$27	$26

Adjusted Earnings before taxes	$277	$255

Taxes on earnings, as reported	$97	$86
Deduct: Tax expense from the net adjustment on commodity hedges (3)	-	(4)
Add: Tax benefit from restructuring charges and related costs (1)	4	2
Deduct: Tax expense from health care legislation (2)	(10)	-

Adjusted Taxes on earnings	$91	$84

Adjusted effective income tax rate	32.9%	32.9%

Net earnings, as reported	$168	$174
Deduct: Net adjustment on commodity hedges (3)	-	(7)
Add: Net adjustment from restructuring charges and related costs (1)	8	4
Add: Tax expense from health care legislation (2)	10	-

Adjusted Net earnings	$186	$171	9%

Diluted net earnings per share, as reported (a)	$0.49	$0.49
Deduct: Net adjustment on commodity hedges (3)	-	(0.02)
Add: Net adjustment from restructuring charges and related costs (1)	0.02	0.01
Add: Tax expense from health care legislation (2)	0.03	-

Adjusted Diluted net earnings per share (a)	$0.54	$0.48	13%

(a)
In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. There was no change to the previously reported or adjusted diluted net earnings per share for the third quarter of fiscal 2009.

(millions, except per share amounts)

	Year-to-Date
	May 2, 2010	May 3, 2009	% Change
Gross margin, as reported	$2,537	$2,393
Add: Unrealized losses on commodity hedges (3)	-	14
Add: Restructuring related costs (1)	-	21

Adjusted Gross margin	$2,537	$2,428	4%

Adjusted Gross margin percentage	41.2%	40.1%

Earnings before interest and taxes, as reported	$1,161	$1,040
Add: Unrealized losses on commodity hedges (3)	-	14
Add: Restructuring charges and related costs (1)	12	21

Adjusted Earnings before interest and taxes	$1,173	$1,075	9%

Interest, net, as reported	$80	$83

Adjusted Earnings before taxes	$1,093	$992

Taxes on earnings, as reported	$350	$294
Add: Tax benefit from unrealized losses on commodity hedges (3)	-	5
Add: Tax benefit from restructuring charges and related costs (1)	4	7
Deduct: Tax expense from health care legislation (2)	(10)	-

Adjusted Taxes on earnings	$344	$306

Adjusted effective income tax rate	31.5%	30.8%

Earnings from continuing operations, as reported	$731	$663
Add: Net adjustment from unrealized losses on commodity hedges (3)	-	9
Add: Net adjustment from restructuring charges and related costs (1)	8	14
Add: Tax expense from health care legislation (2)	10	-

Adjusted Earnings from continuing operations	$749	$686	9%

Earnings from discontinued operations, as reported	$-	$4
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (4)	-	(4)

Adjusted Earnings from discontinued operations	$-	$-

Net earnings, as reported	$731	$667	10%

Adjusted Net earnings	$749	$686	9%

Diluted earnings per share – continuing operations, as reported (a)	$2.09	$1.82
Add: Net adjustment from unrealized losses on commodity hedges (3)	-	0.03
Add: Net adjustment from restructuring charges and related costs (1)	0.02	0.04
Add: Tax expense from health care legislation (2)	0.03	-

Adjusted Diluted earnings per share – continuing operations (a)	$2.14	$1.89	13%

Diluted earnings per share – discontinued operations, as reported (a)	$-	$0.01
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (4)	-	(0.01)

Adjusted Diluted earnings per share - discontinued operations (a)	$-	$-

Adjusted Diluted net earnings per share (a)	$2.14	$1.89	13%

(a)
In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of the previously reported diluted earnings per share from continuing operations of $0.02 and of the previously reported adjusted diluted earnings per share from continuing operations and net earnings of $.01 for the nine months ended May 3, 2009. There was no change to the previously reported or adjusted diluted earnings per share from discontinued operations for the nine months ended May 3, 2009.

(millions, except per share amounts)

Year Ended
Aug. 2, 2009
Gross margin, as reported	$3,028
Add: Restructuring related costs (1)	22

Adjusted Gross margin	$3,050

Adjusted Gross margin percentage	40.2%

Earnings before interest and taxes, as reported	$1,185
Add: Non-cash impairment charge on intangible assets (5)	67
Add: Restructuring related costs (1)	22

Adjusted Earnings before interest and taxes	$1,274

Interest, net, as reported	$106

Adjusted Earnings before taxes	$1,168

Taxes on earnings, as reported	$347
Add: Tax benefit from non-cash impairment charge on intangible assets (5)	20
Add: Tax benefit from restructuring related costs (1)	7

Adjusted Taxes on earnings	$374

Adjusted effective income tax rate	32.0%

Earnings from continuing operations, as reported	$732
Add: Net non-cash impairment charge on intangible assets (5)	47
Add: Net adjustment from restructuring related costs (1)	15

Adjusted Earnings from continuing operations	$794

Earnings from discontinued operations, as reported	$4
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (4)	(4)

Adjusted Earnings from discontinued operations	$-

Net earnings, as reported	$736

Adjusted Net earnings	$794

Diluted earnings per share – continuing operations, as reported (a)	$2.03
Add: Net non-cash impairment charge on intangible assets (5)	0.13
Add: Net adjustment from restructuring related costs (1)	0.04

Adjusted Diluted earnings per share – continuing operations (a) *	$2.21

Diluted earnings per share – discontinued operations, as reported (a)	$0.01
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (4)	(0.01)

Adjusted Diluted earnings per share - discontinued operations (a)	$-

Adjusted Diluted net earnings per share (a)	$2.21

(a)
In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of previously reported and adjusted diluted earnings per share from continuing operations and net earnings of $0.01 for fiscal 2009. There was no change to the previously reported or adjusted diluted earnings per share from discontinued operations for fiscal 2009.

*	The sum of the individual per share amounts does not add due to rounding.